COLLINS & AIKMAN COMPLETES SALE OF MASTERCRAFT GROUP
                          TO JOAN FABRICS CORPORATION
           Transaction Strengthens Company's Automotive Interiors Focus

   CHARLOTTE, NC - July 16, 1997 -- Collins & Aikman Corporation (NYSE: CKC) announced today that it has completed the previously announced sale of the Mastercraft Group to Joan Fabrics Corporation for a purchase price of approximately $310 million, subject to adjustment.
    Mastercraft is a leading manufacturer of flat-woven upholstery fabrics. Collins & Aikman expects net proceeds from the sale after taxes to be approximately $280 million, which will be used to reduce the Company's long-term debt.
    "The sale of the Mastercraft Group is an important step toward two of Collins & Aikman's goals - increasing financial flexibility by reducing our long-term debt and aggressively pursuing our core automotive interior systems business," said Thomas E. Hannah, Chief Executive Officer of Collins & Aikman.


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    The Mastercraft Group, which includes Collins & Aikman's Mastercraft,
Yarn and Ack-Ti divisions, had total revenues of approximately $264 million for the 11 months ended December 28, 1996.
    Collins & Aikman Corporation is a global supplier of automotive interior systems, including textile and plastic trim, acoustics and convertible top systems. Headquartered in Charlotte, NC, the Company's recent acquisitions of JPS Automotive and Perstorp Components significantly expanded Collins
& Aikman's product offering and international presence to include additional operations in the U.S., Mexico, Spain, Canada, Sweden, Belgium, France and the U.K. The Company employs more than 13,000 employees and operates 56 manufacturing facilities in 8 countries.
   Joan Fabrics Corporation is a privately owned company, founded in 1932, currently operating manufacturing facilities in Massachusetts and North Carolina. Joan has a major position in multiple markets including automobile interiors, contract systems, home furnishings and export. With the addition of Mastercraft, Joan's combined sales volume will exceed $500 million.
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